March 2, 2021

Uncommon Giving Corporation

7033 E Greenway Pkwy, Suite 110

Scottsdale, AZ 85254

Re: Uncommon Giving Corporation

 Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Uncommon Giving Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s offering circular on Form 1-A (the “Offering Statement”), under the Securities Act of 1933, as amended (the “Securities Act), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 12, 2021, as thereafter amended or supplemented. The Offering Statement relates to the issuance by the Company of up to 5,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), to be offered and distributed pursuant to the Regulation A exemption from registration.

In rendering the opinions set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended and/or restated as of the date hereof; (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Offering Statement, the authorization and issuance of the Shares and and related matters; (iii) the Offering Statement and all exhibits thereto; (iv) a certificate executed by an officer of the Company, dated as of the date hereof; and (v) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect (the “DGCL”).

In rendering the opinion set forth below, we have assumed that, at the time of the issuance of the Shares, (i) the Offering Statement and any amendments thereto (including post-qualification amendments) will have become qualified and will remain qualified; (ii) no stop order of the Commission preventing or suspending the use of the Offering Statement will have been issued; (iii) the Offering Statement and any required supplements will have been delivered to each purchaser of the Shares as required in accordance with applicable law; (iv) the resolutions of the Board of Directors of the Company referred to above will not have been modified or rescinded; and (v) the Company will receive consideration for the issuance of the Shares that is at least equal to the par value of the Common Stock.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon payment of a price of $10.00 per share and delivery by the Company, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Offering Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP